Exhibit 10.40

October 28, 2015

Ms. Lucinda Baier
547 North Mayflower Road
Lake Forest, Illinois 60045

Dear Cindy,

We are pleased to extend you an offer to join Brookdale Senior Living Inc. as Chief Financial Officer, starting on a mutually agreed upon date!  We are excited about you joining the Brookdale team and look forward to a mutually rewarding experience!   The details of your employment offer are as follows:

➢
This offer is contingent upon final approval by the Company's Board of Directors, the favorable outcome of final reference checks, a background investigation and a pre-employment drug screen. If there is a failure with regard to any one or more of these items, this offer may be rescinded.

➢
Your bi-weekly salary will be $21,153.85 (equivalent to $550,000.00 annually), and you will be paid every other Friday.  Your position is considered exempt and you are not eligible for overtime compensation.

➢
You will be eligible to participate in the 2016 Executive Management Incentive Plan. Details of the 2016 EMIP cash bonus program will be forwarded to you at a later time. The 2016 EMIP will have a cash bonus target award of 100% of your base salary, to be paid subject to performance measures and to the provisions of the plan. Brookdale may revoke or alter any bonus program at any time with or without notice to you.

➢
This position is currently eligible to participate in Brookdale's 2014 Omnibus Incentive Plan by receiving an annual grant of time-based and performance-based restricted stock (beginning in early 2016). Awards will vest according to the terms approved by the Compensation Committee of the Company's Board of Directors at the time of grant, with vesting on the initial grant not to exceed 49 months.  Vesting of each award will be subject to your continued employment, and each award will otherwise be subject to the terms of a Restricted Share Agreement and the Company's 2014 Omnibus Incentive Plan.  Please note that Brookdale reserves the right to amend, modify, supplement or terminate the Company's 2014 Omnibus Incentive Plan, restricted share agreements and other equity grant policies and programs from time to time.  The first annual grant will be made during February 2016 with a grant-date fair value of not less than $1,500,000.

➢
Upon or shortly after your start date, you will receive a one-time grant of restricted stock with a grant-date fair value of $775,000.00.  These shares will vest in three equal annual installments, subject to your continued employment.  The award and the terms of the award are subject to approval of the Compensation Committee of the Company's Board of Directors.  The award also will be subject to the terms of the Company's 2014 Omnibus Incentive Plan and the Restricted Share Agreement as described in the above paragraph.

➢	You will receive a one-time sign on bonus in the amount of $1,000,000.00 to be paid January 4, 2016, assuming a December 1, 2015 start date.. This bonus is subject to repayment if you voluntarily terminate or withdraw from your full-time employment with Brookdale prior to twelve months of employment. Further details regarding your sign on bonus are attached with this offer letter.

➢
This position is based in the Nashville, TN area, and, therefore, you will be expected to relocate your primary residence to the Nashville area within 12 months.  You will receive relocation assistance for your move to the Nashville, TN area.  The full amount of relocation assistance is subject to repayment if you voluntarily terminate or withdraw from your full-time employment with Brookdale prior to twelve months of employment. Further details regarding your relocation expense reimbursement are attached with this offer letter.

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You will be entitled to participate in the Company's Severance Pay Policy, Tier I, as amended, as a Designated Officer as defined therein.  Please note that Brookdale reserves the right to amend, modify, supplement or terminate the policy at any time, subject to the terms of the policy.

➢
As a regular full-time Associate, you will be entitled to enroll in the Brookdale benefit programs.  If you choose to enroll and do so by your eligibility date, your coverage becomes effective the first of the month following 30 days of continuous service. Please refer to your benefits packet you will receive in the mail for enrollment instructions and the Brookdale Benefits Summary for information regarding our current benefit programs.  Please note that Brookdale reserves the right to amend, modify, supplement or terminate its benefit policies, plans and programs at any time and for any reason, including but not limited to, to comply with changes in the law and/or to respond to cost increases in benefits provided.

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Brookdale will automatically enroll you in the Brookdale 401(k) Retirement Savings Plan once you are eligible to participate.  You become eligible the first of the month after you have worked at Brookdale for 6 months. Each pay period Brookdale will automatically deduct 4% from your pay before taxes are deducted and invest it into your Brookdale 401(k) Retirement Savings Plan. If you do not want to contribute, you can decline participation when you receive the enrollment packet with details about the plan.

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Brookdale is a drug and alcohol free workplace.  You will be subject to random drug screens from time to time during the course of your employment. Alcohol screens may be done with reasonable suspicion.  Failure of any drug or alcohol screen may result in disciplinary action, up to and including termination of your employment.

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Brookdale will perform ongoing criminal background screening to ensure that its associates are compliant with laws regarding convictions and pending charges.  From time to time, as a condition to your employment or continued employment, you will be asked to sign a release for Brookdale to obtain criminal background checks.  If you refuse to sign the release, it will be considered a failure and grounds for immediate termination.  In the event certain criminal convictions appear on your record, you understand that you may be considered unemployable by Brookdale.  A failure to report being charged with more than a minor traffic violation can result in disciplinary action, up to and including termination of your employment.  You agree to immediately report any charge of more than a minor traffic violation you may receive to your supervisor.

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This offer supersedes all previous offers.  Please understand that the terms stated herein are the only terms being offered to you.  Your employment with Brookdale, if accepted, will be considered "at will" and may be terminated by you, or by Brookdale, with or without cause  and with or without notice at any time.  Nothing contained in this letter or in any other written or oral communication made prior to the date of this letter should be considered or interpreted in any manner as a contract or agreement of employment.

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By signing below and accepting the position described herein, you agree to abide by Brookdale's policies regarding confidentiality and the protection of proprietary information and trade secrets (including those set forth in Brookdale's Code of Business Conduct and Ethics).  These obligations will survive the termination of your employment.

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Your employment will be subject to all of Brookdale's employment policies and procedures, including Brookdale's Associate Handbook, as the same may be amended, modified or supplemented from time to time, as well as Brookdale's Code of Ethics for Chief Executive and Senior Financial Officers.

➢	You will be expected to execute a copy of the Brookdale Dispute Resolution Agreement, a copy of which is attached. Execution of that agreement is a condition of employment at Brookdale.

Cindy, all of us on the Brookdale team look forward to working with you!  Please affirm your acceptance of this offer by signing in the space below and returning one signed original copy to me.

Sincerely,

/s/ Glenn Maul
Glenn Maul
Chief People Officer

ACCEPTED: /s/ Lucinda M. Baier                                                                                                                                              DATE:  10/28/2015
                             Lucinda Baier

Brookdale
Associate Sign On Bonus Terms

I, Lucinda Baier, understand that Brookdale will provide me a sign on bonus in the total gross amount of $1,000,000.00.  I acknowledge the sign on bonus will be subject to all applicable withholding taxes.  The sign on Bonus will be paid to me January 4, 2016, assuming a December 1, 2015 start date.

I agree that if I voluntarily terminate my employment or voluntarily withdraw from full-time status to part-time or as-needed status with Brookdale prior to the completion of twelve (12) months of employment, I will be required to reimburse Brookdale for the full amount that has been paid to me.

I further agree that this amount may be withheld from any pay that may be due to me subsequent to the notice of termination or status change, subject to state law.  In the event that my pay due subject to the change in status is insufficient to cover the amount to be repaid, I agree that I will pay the amount within thirty (30) days of such status change.

I acknowledge that any disputes arising under this agreement will be resolved by binding arbitration in accordance with the Brookdale Dispute Resolution Agreement.  In the event binding arbitration and/or other judicial proceeding becomes necessary to collect any amounts owed by me hereunder, I acknowledge that I will be responsible for Brookdale's reasonable attorney's fees and the costs of any such proceedings.

/s/Lucinda M. Baier	10/28/2015
Signature	Date

Lucinda Baier
Printed Name

Brookdale
Associate Relocation Assistance Terms

I, Lucinda Baier, understand Brookdale will provide me with relocation assistance for my move to the Nashville, TN area. Brookdale will pay the following:

•	Direct payment to the corporate vendor, Focus Relocation, for reasonable costs associated with the movement of my household goods including three automobiles.

•	Reasonable costs associated with the brokerage commission fees and closing costs regarding the sale of my home up to 9% of the selling price utilizing a realtor designated by Lucinda Baier.

•
Reasonable costs associated with the brokerage commission fees and closing costs regarding the purchase of my home in the Nashville, TN area up to 3% of the purchase price utilizing a realtor designated by Lucinda Baier.

•	Temporary housing including the storage of household goods for up to 12 months after the relocation date.

•	Reasonable costs associated with a house hunting trip and travel to/from Nashville during temporary living and during the move of household goods.

I understand I am responsible for tracking and maintaining a record of deductible moving expenses and including these expenses on my personal state and federal tax returns.

I will consult with my tax advisor should I have questions relative to deductible moving expenses or reference IRS "Publication 521" for guidance.  I understand that the IRS considers some relocation expenses to be taxed as ordinary income and that Brookdale will withhold taxes per IRS requirements.

I agree that if I voluntarily terminate my employment or voluntarily withdraw from full-time status with Brookdale prior to twelve (12) months of my start date, I will be required to reimburse Brookdale within ten (10) days of termination or withdrawal for the full amount that has been paid to me.

I acknowledge that any disputes arising under this agreement will be resolved by binding arbitration in accordance with the Brookdale Dispute Resolution Agreement.  In the event binding arbitration and/or other judicial proceeding becomes necessary to collect any amounts owed by me hereunder, I acknowledge that I will be responsible for Brookdale's reasonable attorney's fees and the costs of any such proceedings.

I also agree that any portion of the amount owed by me hereunder may be withheld from my paychecks.

/s/Lucinda M. Baier	10/28/2015
Signature	Date

Lucinda Baier_______________
Print Name